Free Writing Prospectus pursuant to Rule 433 dated March 2, 2021

Registration Statement No. 333-239610

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Biotech ETF due October 6, 2023
OVERVIEW

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. The amount that you will be paid on your securities on the stated maturity date (expected to be October 6, 2023) is based on the performance of the SPDR® S&P® Biotech ETF as measured from the pricing date (expected to be March 31, 2021) to and including the determination date (expected to be September 29, 2023).

The return on your securities is linked to the performance of the underlier, and not to that of the S&P 500 Biotechnology Select Industry Index (underlying index) on which the underlier is based. The underlier follows a strategy of “representative sampling”, which means the underlier’s holdings are not the same as those of its underlying index. The performance of the underlier may significantly diverge from that of its underlying index.

If the final underlier price on the determination date is greater than the initial underlier price (determined on the pricing date), the return on your securities will be positive and will equal 125% times the underlier return, subject to the maximum settlement amount (expected to be between $1,330 and $1,370 for each $1,000 face amount of your securities). If the final underlier price is greater than the initial underlier price, you will not receive more than the maximum settlement amount, regardless of how much the final underlier price increases as compared to the initial underlier price.

If the final underlier price declines by up to 10% from the initial underlier price, you will receive the face amount of your securities. If the final underlier price declines by more than 10% from the initial underlier price, the return on your securities will be negative and will equal the underlier return plus 10%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier price in excess of 10%. You could lose up to 90% of the face amount of your securities.

You should read the accompanying preliminary prospectus supplement dated March 2, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the SPDR® S&P® Biotech ETF (current Bloomberg symbol: “XBI UP Equity”)
Underlying index:	with respect to the SPDR® S&P® Biotech ETF, the S&P Biotechnology Select Industry Index
Pricing date:	expected to be March 31, 2021
Issue date:	expected to be April 6, 2021
Determination date:	expected to be September 29, 2023
Stated maturity date:	expected to be October 6, 2023
Initial underlier price:	the closing price of the underlier on the pricing date
Final underlier price:	the closing price of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier price minus the initial underlier price divided by (ii) the initial underlier price, expressed as a percentage
Cap price:	expected to be between 126.4% and 129.6% of the initial underlier price
Maximum settlement amount:	expected to be between $1,330 and $1,370
Participation rate:	125%
Buffer price:	90% of the initial underlier price
Buffer amount:	10%
Payment amount at maturity (for each $1,000 face amount of your securities)

●    if the underlier return is positive (the final underlier price is greater than the initial underlier price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount;

●    if the underlier return is zero or negative but not below -10% (the final underlier price is equal to the initial underlier price or is less than the initial underlier price, but not by more than 10%), $1,000; or

●    if the underlier return is negative and is below -10% (the final underlier price is less than the initial underlier price by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 10% times (b) $1,000.

Underwriting discount:

up to 3.325% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive a portion of underwriting discount of up to 3.15% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the agent discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells. Goldman Sachs & Co. LLC (GS&Co.) will receive a portion of underwriting discount equal to 0.175% of the aggregate face amount of the securities ($1.75 per $1,000 face amount of securities). In addition to the 3.325%, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP/ISIN:	40057FKM5 / US40057FKM58

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $940 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Hypothetical Payment Amount at Maturity*

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Price as % of Initial Underlier Price
200
175
150
125
100
75
50
25
0
0
25
50
75
100
125
150
175
200
133%
100%
90%
126.4%

Hypothetical Final Underlier Price (as a % of the Initial Underlier Price)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)	Hypothetical Payment Amount at Maturity ($)
200.000%	133.000%	$1,330.00
185.000%	133.000%	$1,330.00
160.000%	133.000%	$1,330.00
135.000%	133.000%	$1,330.00
126.400%	133.000%	$1,330.00
115.000%	118.750%	$1,187.50
110.000%	112.500%	$1,125.00
105.000%	106.250%	$1,062.50
100.000%	100.000%	$1,000.00
97.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
92.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
89.000%	99.000%	$990.00
75.000%	85.000%	$850.00
50.000%	60.000%	$600.00
25.000%	35.000%	$350.00
0.000%	10.000%	$100.00

*assumes a cap price of 126.4% of the initial underlier price

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Determining Payment Amount at Maturity

Is the final underlier price *greater than* the initial underlier price?
Yes
On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the *sum* of (i) $1,000 *plus* (ii) the *product* of (a) $1,000 *times* (b) the participation rate *times* (c) the underlier return, subject to the maximum settlement amount
No
Is the final underlier price *greater than* or equal to the buffer level?
Yes
On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to $1,000
No
On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the *sum* of (i) $1,000 *plus* (ii) the *product* of (a) $1,000 *times* (b) the buffer rate *times* (c) the *sum* of the underlier return *plus* the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 17, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 17, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 17, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated March 2, 2021
●	Market linked securities with leveraged upside participation to a cap and fixed percentage buffered downside product summary supplement dated February 11, 2021 (the “product summary supplement”)
●	Underlier supplement no. 17 dated February 23, 2021
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying underlier supplement no. 17, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 17, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Price of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	Your Securities Do Not Bear Interest
▪	The Potential for the Value of Your Securities to Increase Will Be Limited
▪	Past Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Price of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities
Mature and the Amount You Receive at Maturity
▪	Anti-dilution Adjustments Relating to the Shares of the Underlier Do Not Address Every Event That Could Affect Such Shares
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪

The Policies of the Underlier’s Investment Advisor, SSGA Funds Management, Inc., and the Sponsor of Its Underlying Index, S&P Dow Jones Indices LLC, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlier, There Is No Affiliation Between the Underlier Investment Advisor and Us or WFS

▪	The Underlier is Concentrated in Biotechnology Companies and Does Not Provide Diversified Exposure
▪	There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be
Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪	The Underlier and its Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of Its Underlying Index

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 17:

▪	The Value of the Shares of an Underlier that is a Passively-Managed Exchange-Traded Fund May
Not Track the Level of the Index Underlying the Exchange-Traded Fund

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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